Day One to Present at the 40th Annual J.P. Morgan Healthcare Conference

SOUTH SAN FRANCISCO, CA, January 5, 2022 – Day One Biopharmaceuticals (Nasdaq: DAWN), a clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases, today announced that Dr. Jeremy Bender, chief executive officer, will present virtually during the 40th Annual J.P. Morgan Healthcare Conference on Tuesday, January 11 at 10:30 a.m. ET.

A live audio webcast of the presentation will be available by visiting the Events & Presentations section of the Company’s website. An archived replay of the webcast will be available for 30 days following the live presentation.

About Day One Biopharmaceuticals

Day One Biopharmaceuticals is a clinical-stage biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases. Day One partners with leading clinicians, families, and scientists to identify, acquire, and develop important emerging targeted treatments. The Company’s lead product candidate, DAY101 (tovorafenib), is an oral, highly-selective type II pan-RAF kinase inhibitor currently being evaluated in a pivotal Phase 2 clinical trial (FIREFLY-1) in pediatric, adolescent and young adult patients with recurrent or progressive low-grade glioma (pLGG). The Company’s pipeline also includes the investigational agent pimasertib, a clinical-stage, oral, small molecule found to selectively inhibit mitogen-activated protein kinases 1 and 2 (MEK) will be evaluated in a Phase 1/2 study (FIRELIGHT-1) in combination with DAY101 for adult and adolescent patients with solid tumors with MAPK pathway aberrations. Day One is based in South San Francisco. For more information, please visit www.dayonebio.com or visit us on LinkedIn or Twitter.

Contacts:

Media:

1AB

Dan Budwick

dan@1abmedia.com

Investors:

LifeSci Advisors

Hans Vitzthum

hans@lifesciadvisors.com

#####

Page 1 of NUMPAGES 6